FOR IMMEDIATE RELEASE FEBRUARY 13, 2006	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA VICE PRESIDENT- INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MEDIA CONTACT: THOMAS S. PRICE, JR. SENIOR VICE PRESIDENT - CORPORATE DEVELOPMENT (405) 879-9257

CHESAPEAKE ENERGY CORPORATION PROVIDES UPDATE

ON ITS OIL AND NATURAL GAS HEDGING POSITIONS

OKLAHOMA CITY, OKLAHOMA, FEBRUARY 13, 2006 – Chesapeake Energy Corporation (NYSE: CHK) today provided an update on its oil and natural gas hedging positions. During the past month, the company has increased its hedging positions and has now hedged 71%, 36% and 22% of its anticipated 2006, 2007 and 2008 natural gas production through swaps at NYMEX prices of $9.43 per mmbtu, $9.85 per mmbtu and $9.10 per mmbtu, respectively. In total, the company has hedged approximately 721 bcf of natural gas during the next three years through swaps at an average NYMEX price of $9.49 per mmbtu.

In addition, Chesapeake has hedged 63%, 22% and 14% of its anticipated 2006, 2007 and 2008 oil production through swaps at NYMEX prices of $61.02 per bbl, $62.42 per bbl and $65.48 per bbl, respectively. In total, the company has hedged approximately 7.665 million bbls of oil during the next three years through swaps at an average NYMEX price of $61.97 per bbl.

The following tables compare Chesapeake’s hedged production volumes through swaps as of February 10, 2006 to those as of January 17, 2006:

Swap Positions as of February 10, 2006

	Natural Gas		Oil
Quarter or Year	% Hedged	$ NYMEX	% Hedged	$ NYMEX
2006 1Q	74%	$10.72	58%	$60.03
2006 2Q	73%	$8.82	67%	$61.13
2006 3Q	74%	$8.87	64%	$61.50
2006 4Q	64%	$9.36	62%	$61.33
2006 Total	71%	$9.43	63%	$61.02
2007	36%	$9.85	22%	$62.42
2008	22%	$9.10	14%	$65.48

Swap Positions as of January 17, 2006

	Natural Gas		Oil
Quarter or Year	% Hedged	$ NYMEX	% Hedged	$ NYMEX
2006 1Q	74%	$10.72	58%	$60.03
2006 2Q	57%	$8.71	60%	$60.27
2006 3Q	56%	$8.72	57%	$60.56
2006 4Q	46%	$9.01	55%	$60.30
2006 Total	58%	$9.38	57%	$60.29
2007	23%	$9.72	15%	$59.79
2008	13%	$8.82	7%	$63.94

Depending on changes in oil and natural gas futures markets and management’s view of underlying oil and natural gas supply and demand trends, Chesapeake may either increase or decrease its hedging positions at any time in the future without notice.

Management Comment

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “Today’s update of Chesapeake’s attractive hedging positions is further evidence that the company continues to take advantage of oil and natural gas price volatility to lock in very attractive returns on the capital it invests in both acquisitions and drilling. The hedging positions that Chesapeake has entered into for 2006, 2007 and 2008 have a current positive mark-to-market value of approximately $725 million. In addition, the mark-to-market liability of the hedges assumed in the CNR acquisition have declined by almost $100 million since the date of acquisition on November 14, 2005. We look forward to reporting our fourth quarter and full-year 2005 results on February 23, 2006. ”

Chesapeake Energy Corporation is the second largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.

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